Exhibit 2.3
PLAYERS NEVADA, INC.
PLAYERS MESQUITE LAND, INC.
PLAYERS MESQUITE GOLF CLUB, INC.


RBG, LLC
911 N. BUFFALO DR.
SUITE 201
LAS VEGAS, NV  89128

ATTN:     ROBERT BLACK, SR.

This letter will clarify that the $30,500,000.00 Purchase Price payable under Section 3.1 of that certain Asset Purchase Agreement among us dated February 28, 1997 (the "Purchase Agreement"), includes the $250,000.00 Due Diligence fee under section 3.8 of the Purchase Agreement. Capitalized terms not defined herein shall have the meanings given under the Purchase Agreement, wherein the context requires otherwise.


Seller							Buyer

PLAYERS NEVADA, INC.				RBG, LLC


By: 							By:
       Patrick Madamba, Jr.				       Robert R.
Black, Sr.
       Secretary						       Sole Manager

PLAYERS MESQUITE LAND, INC.


By:
       Patrick Madamba, Jr.
       Secretary

PLAYERS MESQUITE GOLF CLUB, INC.

By:
       Patrick Madamba, Jr.
       Secretary